Exhibit 1.1

GLOBAL NET LEASE, INC.

AMENDMENT NO. 1 TO EQUITY DISTRIBUTION AGREEMENT

August 6, 2021

BMO Capital Markets Corp.

3 Times Square

New York, New York 10036

B. Riley Securities, Inc. (f/k/a B. Riley FBR, Inc.)

299 Park Avenue, 21st Floor

New York, New York 10171

KeyBanc Capital Markets Inc.
127 Public Square, 11th Floor
Cleveland, Ohio 44114

Ladenburg Thalmann & Co. Inc.

640 5th Avenue, 4th Floor

New York, New York 10019

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated as of December 13, 2019 (the “Agreement”), by and among Global Net Lease, Inc., a Maryland corporation (the “Company”), and Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), on the one hand, and BMO Capital Markets Corp., B. Riley Securities, Inc., KeyBanc Capital Markets Inc., Ladenburg Thalmann & Co. Inc., and D.A. Davidson & Co. (“D.A. Davidson”) regarding the issuance and sale of the Company’s 6.875% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, pursuant to the terms thereof. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

In light of the Company’s termination of Agreement, as to D.A Davidson on the date hereof, and the Company’s desire to add Barclays Capital, Inc. as an Agent, the parties hereto wish to amend the Agreement through this Amendment No. 1 to the Equity Distribution Agreement (this “Amendment”) to modify the definition of certain defined terms set forth in the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1. Amendment to the Agreement. The Parties hereby agree, from and after the Effective Date, that:

a.	The definitions of the terms “Agent” and “Agents” are hereby amended to read as follows: “BMO Capital Markets Corp., B. Riley Securities, Inc., KeyBanc Capital Markets Inc., Ladenburg Thalmann & Co. Inc. and Barclays Capital Inc. (each an “Agent” and collectively, the “Agents”).”

b.	Section 10 of the Agreement is hereby amended to delete the following “D.A. Davidson & Co., 8 Third Street North, Great Falls, Montana 59401;” and replace it with “Barclays Capital, Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration, Fax No. (646) 834-8133 ;”

SECTION 2. Obligations Binding upon Barclays Capital Inc. Barclays Capital Inc. hereby agrees to be bound by the terms of the Agreement. Barclays Capital Inc. shall be considered to be an Agent in the offering of the Shares under the Agreement to the same extent as if it were a party to the Agreement on the date of the execution thereof.

SECTION 3. No Other Amendments; References to Agreements. Except as set forth in this Amendment, all other terms and provisions of the Agreement shall continue in full force and effect. All references to the Agreement in the Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Agreement as amended by this Amendment.

SECTION 4. Governing Law. THIS AMENDMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING UNDER OR RELATED TO THIS AMENDMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. Each party hereto hereby irrevocably submits for purposes of any action arising from this Amendment brought by the other party hereto to the jurisdiction of the courts of New York State located in the Borough of Manhattan and the U.S. District Court for the Southern District of New York.

SECTION 5. Counterparts. This Amendment may be signed in two or more counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 6. Survival of Provisions Upon Invalidity of Any Single Provision. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 7. Waiver of Jury Trial. Each of the Company, the Operating Partnership and the Agents hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Amendment or the transactions contemplated hereby or thereby.

SECTION 8. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

SECTION 9. Successors and Assigns. This Amendment shall be binding upon each Agent and the Company and the Operating Partnership and their successors and assigns and any successor or assign of any substantial portion of the Company’s and the Operating Partnership’s and each Agent’s respective business or assets.

[Signature Page Follows]

Very truly yours,

GLOBAL NET LEASE, INC.

By:	/s/ James L. Nelson
Name: James L. Nelson
Title: Chief Executive Officer

GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.

By:	/s/ James L. Nelson
Name: James L. Nelson
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Equity Distribution Agreement]

Confirmed as of the date first above mentioned:

BMO CAPITAL MARKETS CORP.

By:	/s/ Brian Riley
Name: Brian Riley
Title: Managing Director, Global Markets

B. RILEY SECURITIES, INC.

By:	/s/ Patrice McNicoll
Name: Patrice McNicoll
Title: Co-Head Investment Banking

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Paul Hodemarsky
Name: Paul Hodemarsky
Title: Managing Director, Equity Capital Markets

LADENBURG THALMANN & CO., INC.

By:	/s/ Steve Kaplan
Name: Steve Kaplan
Title: Head of Capital Markets

BARCLAYS CAPITAL INC.

By:	/s/ Ernest Kwarteng
Name: Ernest Kwarteng
Title: Managing Director

[Signature Page to Amendment No. 1 to Equity Distribution Agreement]